Exhibit 99.1

Minim Announces Plan for President & CMO Transition

MANCHESTER, NH (July 8, 2022) — Minim, Inc. (NASDAQ: MINM), the creator of intelligent WiFi software and Motorola home networking products under an exclusive global brand license, announced that Nicole Hayward Zheng will be transitioning from her role as President and Chief Marketing Officer to pursue a new career opportunity with a privately-held company in a new field. Her resignation is not the result of any dispute or disagreement with the company. Ms. Zheng is committed to an orderly transition of her duties and will stay with the company through August 26, 2022.

“On behalf of the Company and board of directors, I would like to thank Nicole for her outstanding contributions to Minim,” said Minim CEO Gray Chynoweth. “Since she joined the founding team of the original Minim, prior to its merger with Zoom Telephonics, Nicole has helped shape Minim’s vision, brand, team, and strategy. We are appreciative of her commitment to a smooth transition and will wish her the best in her future endeavors.”

Chynoweth continued, “We have made the decision not to replace Nicole’s role thanks to the robust leadership team she helped recruit and flourish. She has been instrumental in hiring seasoned talent in the past 12 months, putting the company on a path to successful execution on its strategy and operating plans.”

“I am so grateful for the unique ride from a small startup to the Nasdaq in the span of just a few years,” said Ms. Zheng. “The decision to leave this incredible team was difficult. I remain invested in the Company’s success and will be keeping in touch as a shareholder.”

For more information about Minim, visit its website at www.minim.com or Investor site at ir.minim.com.

About Minim

Minim, Inc., (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Scott Harvin at (843)693-0298 or scotth@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; potential supply interruptions from manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.